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                             The SMALLCap Fund, Inc.

                (Name of Registrant as Specified in its Charter)



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

                                                     The SMALLCap Fund, Inc.(TM)
                                                                One South Street
                                                       Baltimore, Maryland 21202

                                                                  April 17, 2003

Dear SMALLCap Fund Stockholder:

You may have recently received yet another letter from dissident stockholder, Ralph Bradshaw, as part of his campaign to take control of your Fund. While we had hoped to avoid the expense of multiple mailings, Bradshaw's latest letter is so Nlled with Nction that we feel it necessary to respond to his letter in order to allow stockholders to make an informed decision. We believe that the only way to protect your investment from Bradshaw is to support your Board and return the enclosed WHITE proxy card and to discard any green card you may receive.

                          BRADSHAW'S FICTION VS. FACT

     Fiction: Bradshaw claims the Board majority has chosen not to act to deliver NAV to stockholders.

     Fact: As Chairman of your Fund, I called a special meeting of the Board for the purpose of considering a proposal recommending that stockholders receive full NAV for their shares. The Board unanimously supported that proposal and authorized a comprehensive analysis of all of the various options (merger, open-ending, tender oAer, etc.) to deliver NAV to our stockholders. I also scheduled another special meeting for May 9 to consider the analysis and determine what action should be taken. All of these actions were initiated by me, a member of the ""Board majority". None of them were initiated by Bradshaw.

     Fiction: Bradshaw questions the Board majority's commitment to deliver NAV to stockholders.

     Fact: Your Board actually delivered an option for stockholders to realize NAV last year when it approved the merger of the Fund into an open-end small cap fund. Bradshaw, the director, voted against that merger proposal and Ron Olin the controlling stockholder and former business associate of Bradshaw blocked the passage of the proposal. I can assure you that your Board remains committed to working quickly and diligently to evaluate and hopefully deliver another option for stockholders to realize NAV.

     Fiction: Bradshaw states that electing his director candidates will create a Board majority that will act quickly to deliver NAV.

     Fact: Bradshaw and his nominees have taken control of the Boards of four other closed-end funds. None of those funds have delivered NAV to any of their stockholders.

      TELL BRADSHAW YOU INVESTED IN THIS FUND FOR YOUR BENEFIT -- NOT HIS!
                   RETURN THE ENCLOSED WHITE PROXY CARD TODAY

     Even if you have already returned Bradshaw's green proxy card you can change your vote by returning the enclosed WHITE proxy card. If you have any questions, please call our proxy solicitors, MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or 212-929-5500 (call collect).

                                       Sincerely,

                                       /s/ Richard Wood

                                       Richard Wood
                                       Chairman of the Board